EXHIBIT 23.1


              CONSENT TO INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Tel-Save.com, Inc.
New Hope, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statements on Forms S-8. Nos. 333-04479, 333-05923, 333-42111 and 333-71025 and Forms S-3, Nos. 333-14549,
333-23193,  333-16787,  333-49825, 333-65397, 333-55287, 333-69737 and 333-72357
of our reports dated February 22, 1999, except for Note 8, which is as of March 26, 1999 relating to the consolidated financial statements and schedule of Tel-Save.com, Inc. and subsidiaries (the "Company") appearing in the Company's Annual Report on Form 10-K for year ended December 31, 1998.

We also consent to the reference to us under the caption "Experts" in the Prospectuses.


BDO Seidman, LLP

New York, New York
March 31, 1999